Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dex One Corporation:
We consent to the incorporation by reference in the registration statements (No. 333-165953, 333-169874 and 333-169875) on Forms S-3 and S-8 of Dex One Corporation of our reports dated March 4, 2011, with respect to the consolidated balance sheets of Dex One Corporation and subsidiaries as of December 31, 2010 (Successor) and R.H. Donnelley Corporation and subsidiaries as of December 31, 2009 (Predecessor), and the related consolidated statements of operations and comprehensive income (loss), cash flows and changes in shareholders’ equity (deficit) for the eleven-month period ended December 31, 2010 (Successor), one-month period ended January 31, 2010 (Predecessor) and the years ended December 31, 2009 and 2008 (Predecessor), and the effectiveness of internal control over financial reporting as of December 31, 2010 (Successor), which reports appear in the December 31, 2010 annual report on Form 10-K of Dex One Corporation.

/s/ KPMG LLP
Raleigh, North Carolina
March 4, 2011